Exhibit 99.1

PRESS RELEASE

Cool Holdings Reports First Quarter Results

•	Net Sales of $13.9 million
•	Reduction of $14.5 million of Debt

MIAMI, July 31, 2020 – Cool Holdings, Inc. (OTCQB: AWSM), (the “Company” or “Cool Holdings”), the parent company of Simply Mac, Inc., the largest Apple Premier Partner in the U.S. (“Simply Mac”), today announced results for its first fiscal quarter ended May 2, 2020.

Reinier Voigt, President and Chief Executive Officer of Cool Holdings, stated, “Our first fiscal quarter was unprecedented in many ways, and included both highs and lows. We were most gratified in the month of March to complete the restructuring of our outstanding debt, which gave rise to a $13.6 million gain and cured the deficit balance in our stockholders’ equity. Conversely, it was mid-March when the COVID-19 pandemic forced us to close 12 of our 42 stores, significantly reduce operating hours at the remaining stores and lay-off half our workforce. During this unprecedented time, our focus shifted to ensuring the safety and well-being of both our employees and customers.”

Mr. Voigt added, “Because our business is instrumental in supporting adults working remotely and students studying at home with Apple laptops and tablets, certified repair services and technical support, our stores were deemed “essential” in most markets and we were pleased to fill that need, especially while Apple stores were closed. The pandemic significantly depressed our sales and gross profit during the quarter, as we weren’t able to begin reopening stores and rehiring employees until early May. A further challenge came in the form of a constrained supply chain, which resulted in product shortages that we hope will be corrected in the near future.”

Commenting further, Mr. Voigt noted, “As we look to the future, we are cautiously optimistic. The uncertainty of COVID-19 is still a lingering cloud, but our debt restructuring has left us with a much healthier balance sheet from which to grow our business. We have gained new customers in local markets during the time other stores were closed, and hope that our customer satisfaction scores are indicators that they may become loyal ‘repeat’ customers. Although difficult, these times provide us with a rare opportunity to open new stores selectively and relocate old stores with expiring leases at very affordable lease rates and tenant improvement allowances as landlords actively search for tenants. Having recently disposed of our Latin American operations, we are now directing all our energies and focus on operational efficiencies, expense control and working capital management. This focus has positioned us to take advantage of a recovering supply chain and customer traffic as the pandemic eases.”

First Quarter Results

Net sales for the first quarter of fiscal 2021 amounted to $13.9 million, which represented an increase of $11.4 million, or 451%, from $2.5 million in the quarter ended March 31, 2019. The significant increase in sales between the periods is the result of the acquisition of Simply Mac on September 25, 2019. Prior to the acquisition, continuing operations consisted of three OneClick retail stores in Florida and a Cooltech Distribution business, which the Company was in the process of winding down.

Gross profit for the first quarter of fiscal 2021 amounted to $4.5 million, an increase of $4.1 million, or 1,145%, from $361,000 in the quarter ended March 31, 2019. The Company’s gross profit margin for the current quarter was 32.2%, substantially higher than 14.3% in the prior year quarter. The increased gross profit compared to the prior quarter resulted from the addition of the Simply Mac stores, and the improvement in our gross margin percentage reflects the fact that, compared to our OneClick stores in the prior year, a higher proportion of Simply Mac store sales are derived from service, which generates higher gross margins compared to hardware sales.

Total operating expenses for the first quarter of fiscal 2021 amounted to $7.1 million, an increase of $4.4 million, or 163%, from $2.7 million in the three months ended March 31, 2019. The increase in operating expenses relates primarily to the acquisition of Simply Mac, but also reflects increased legal, audit and consulting fees.

Within other income (expense), interest expense for the first quarter of fiscal 2021 amounted to $924,000, an increase of $196,000, or 27%, over $728,000 in the three months ended March 31, 2019. The increase is attributable to a much higher debt level prior to the debt restructuring in the current period as compared to the prior year and the fact that the new debt had a much higher effective interest rate after factoring debt discounts arising from conversion features and warrants that were accreted to interest expense over the term of the debt. In the first quarter of fiscal

2021, the Company also recorded a $543,000 gain from the decrease in value of financial derivatives that arose in connection with the issuance of convertible debt and warrants, and recorded a $13.6 million gain on the extinguishment of $14.5 million (89%) in face value of debt previously outstanding at December 31, 2019.

Net income for the fiscal 2021 first quarter amounted to $10.3 million compared to a net loss of $3.7 million in the three months ended March 31, 2019.

On the Company’s balance sheet, the aggregate amount of cash, cash equivalents and restricted cash as of May 2, 2020 amounted to $4.9 million, an increase of $3.0 million from the balance at December 31, 2019. From a working capital perspective, excluding the current portion of operating lease liabilities, the Company had $1.7 million in working capital as of May 2, 2020, a significant improvement from the $13.7 million working-capital deficit as of December 31, 2019.  The working capital improvement reflects the debt restructuring, which also resulted in an increase in stockholders’ equity from a $10.0 million deficit as of December 31, 2019 to a positive $1.8 million as of May 2, 2020.

About Cool Holdings, Inc.

Cool Holdings is a Miami-based company that is the parent of Simply Mac, a chain of 42 retail stores operating in 17 states and an authorized reseller under the Apple Premier Partner program of Apple products and other high-profile consumer electronic brands. Additional information can be found on its website at www.coolholdings.com and www.simplymac.com.

Forward-looking and cautionary statements

Past performance in any period may not be indicative of future results in the next period or the same period in a subsequent year.  We also experience seasonal revenue fluctuations that can be significant from one quarter to another.  Forward-looking statements in this press release and all other statements that are not historical facts are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements, including those related to the continuing impact of COVID-19, our ability to attract and retain new customers, our ability to open new store locations, our expectations for future lease rates, our ability to capitalize on operational efficiencies, our supply chain and our customer traffic, involve factors, risks, and uncertainties that may cause actual results in future periods to differ materially from such statements. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements, including actions by third parties. A list and description of various risk factors related to Cool Holdings, Inc. can be found and reviewed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, which can be accessed under the Company’s profile at www.sec.gov. These forward-looking statements speak only as of the date of this release and we undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release, except as required by law.

All product names, logos, and brands are property of their respective owners. All company, product and service names used in this website are for identification purposes only. Use of these names, logos, and brands does not imply endorsement.

Contact:

Vernon A. LoForti, CFO
vern.loforti@coolholdings.com

###

Cool Holdings, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(Amounts in thousands, except per share data)

(unaudited)

	13 Weeks Ended May 2, 2020	Three Months Ended March 31, 2019	Transition Period January 1 to February 1, 2020
Net sales	$13,943	$2,529	$5,285
Cost of sales	9,448	2,168	3,777
Gross profit	4,495	361	1,508
Selling, general and administrative expenses	7,126	2,713	2,358
Operating loss	(2,631)	(2,352)	(850)
Other income (expense):
Interest	(924)	(728)	(532)
Decrease (increase) in fair value of derivative liability	543	—	(807)
Gain (loss) on extinguishment of debt	13,642	(9)	—
Other income (expense), net	(56)	8	—
Income (loss) from continuing operations before provision for income taxes	10,574	(3,081)	(2,189)
Provision for income taxes	—	(1)	—
Income (loss) from continuing operations	10,574	(3,082)	(2,189)
Income (loss) from discontinued operations	(236)	(577)	66
Net income (loss)	$10,338	$(3,659)	$(2,123)
Basic income (loss) per share:
Continuing operations	$0.16	$(0.39)	$(0.05)
Discontinued operations	(0.00)	(0.07)	0.00
Total	$0.16	$(0.46)	$(0.05)
Diluted income (loss) per share:
Continuing operations	$0.16	$(0.39)	$(0.05)
Discontinued operations	(0.00)	(0.07)	0.00
Total	$0.16	$(0.46)	$(0.05)
Weighted-average number of common shares outstanding:
Basic	65,728	7,963	43,777
Diluted	65,943	7,963	43,777
Comprehensive income (loss):
Net income (loss)	$10,338	$(3,659)	$(2,123)
Foreign currency translation adjustments	128	(36)	(85)
Comprehensive income (loss)	$10,466	$(3,695)	$(2,208)

Cool Holdings, Inc.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except per share data)

	May 2, 2020	December 31, 2019	February 1, 2020
	(unaudited)		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,236	$2,638	$1,972
Restricted cash	650	1,196	1,197
Trade accounts receivable, net of allowance for doubtful accounts of $0, $39 and $17, respectively	461	1,151	706
Other accounts receivable	503	1,701	1,735
Inventory	5,298	7,396	7,652
Prepaid assets	664	846	877
Current assets of discontinued operations	185	1,560	713
Total current assets	11,997	16,488	14,852
Property and equipment, net	669	858	808
Operating lease right-of-use assets	8,369	7,504	8,760
Intangibles, net	2,009	2,055	2,044
Goodwill	699	699	699
Other assets	280	245	245
Total assets	$24,023	$27,849	$27,408
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,776	$6,040	$6,080
Accrued expenses and other current liabilities	2,377	5,408	5,286
Current portion of operating lease liabilities	2,770	2,577	2,768
Notes payable	1,608	13,227	13,685
Derivative liability	—	1,721	2,527
Current liabilities of discontinued operations	1,528	3,792	2,225
Total current liabilities	13,059	32,765	32,571
Long-term liabilities:
Notes payable	3,315	85	—
Operating lease liabilities	5,819	5,023	6,109
Total liabilities	22,193	37,873	38,680
Commitments and Contingencies
Stockholders’ equity (deficit):
Preferred stock, $0.001 par value, 10,000 shares authorized; 25 shares issued and outstanding as of all periods presented.	—	—	—
Common stock, $0.001 par value, 150,000 shares authorized; 106,465, 43,777 and 43,777 shares issued and outstanding as of May 2, 2020, December 31, 2019 and February 1, 2020, respectively.	107	44	44
Additional paid-in capital common stock	51,490	49,074	49,081
Accumulated other comprehensive loss	91	(1,069)	(201)
Accumulated deficit	(49,858)	(58,073)	(60,196)
Total stockholders’ equity (deficit)	1,830	(10,024)	(11,272)
Total liabilities and stockholders’ equity (deficit)	$24,023	$27,849	$27,408

 Cool Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

(unaudited)

	13 Weeks Ended May 2, 2020	Three Months Ended March 31, 2019	Transition Period January 1 to February 1, 2020
Cash flows from operating activities:
Net income (loss)	$10,338	$(3,659)	$(2,123)
Less: income (loss) from discontinued operations	(236)	(577)	66
Income (loss) from continuing operations	10,574	(3,082)	(2,189)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	180	63	62
Accretion of debt discount	666	521	373
Non-cash interest	232	—	—
Provision for (recovery of) bad debts	(16)	6	(22)
Stock-based compensation	151	30	8
Loss (gain) on debt conversion	(13,642)	9	—
Provision for obsolete inventory	3	—	36
Loss (gain) on derivative liability	(543)	—	807
Impairment of right of use assets	53	—	—
Change in operating assets and liabilities:
Trade accounts receivable	261	104	467
Other accounts receivable	1,006	270	(34)
Inventory	2,351	297	(293)
Prepaid assets	213	(48)	(32)
Other assets	(35)	(1)	—
Accounts payable	(1,136)	(343)	40
Accrued expenses	(1,388)	120	(122)
Operating lease right of use assets and lease liabilities	50	32	20
Net cash used in continuing operating activities	(1,020)	(2,022)	(879)
Net cash provided by (used in) discontinued operating activities	(232)	(67)	299
Net cash used in operating activities	(1,252)	(2,089)	(580)
Cash flows from investing activities:
Purchase of property and equipment	(7)	(1)	—
Sale of investment securities	—	23	—
Net cash provided by (used in) investing activities	(7)	22	—
Cash flows from financing activities:
Proceeds from issuance of notes payable, net of debt issuance costs	3,098	—	—
Payment of notes payable	(250)	(284)	—
Proceeds from warrant exercises	—	1,154	—
Net cash provided by financing activities	2,848	870	—
Effect of exchange rate changes on cash	128	(36)	(85)
Net increase (decrease) in cash and cash equivalents	1,717	(1,233)	(665)
Cash, cash equivalents and restricted cash, beginning of period	3,169	3,159	3,834
Cash, cash equivalents and restricted cash, end of period	$4,886	$1,926	$3,169
Cash paid for interest	$—	$—	$—
Cash paid for income taxes	$—	$—	$—

Non-cash financing activities:
Conversion of accounts payable to equity	$690	$164	$—
Accounts receivable offset against conversion of accounts payable to equity	$(227)	$—	$—
Record operating lease right-of-use assets and operating lease liabilities	$437	$4,264	$1,510